SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

[Rule 13d-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(a)

AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2(a)

(Amendment No. 10)*

Clearwire Corporation

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

18538Q105

(CUSIP Number)

David K. Schumacher

General Counsel

Crest Financial Limited

JP Morgan Chase Tower

600 Travis, Suite 6800

Houston, TX 77002

Tel: (713) 222 6900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Stephen M. Gill

Kai Haakon E. Liekefett

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002

Tel: (713) 758 2222

May 6, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1	Names of Reporting Persons Crest Financial Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC, SC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 36,183,649
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 36,183,649
11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,183,649
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.18%(1)
14	Type of Reporting Person (See Instructions) PN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Crest Investment Company
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 36,183,649
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 36,183,649
11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,183,649
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.18%(1)
14	Type of Reporting Person (See Instructions) CO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Jamal and Rania Daniel Revocable Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 36,183,649
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 36,183,649
11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,183,649
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.18%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Jamal Daniel
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 36,183,649
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 36,183,649
11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,183,649
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.18%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Rania Daniel
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 36,183,649
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 36,183,649
11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,183,649
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.18%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons DTN LNG, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 9,623,249
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 9,623,249
11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,623,249
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.38%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons DTN Investments, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC, OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 10,173,249
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 10,173,249
11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,173,249
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.46%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Daria Daniel 2003 Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 3,391,083
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 3,391,083
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,083
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.49%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Thalia Daniel 2003 Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 3,391,083
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 3,391,083
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,083
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.49%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Naia Daniel 2003 Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 3,391,083
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 3,391,083
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,391,083
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.49%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons John M. Howland
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF, OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 23,000
	8	Shared Voting Power 10,173,249
	9	Sole Dispositive Power 23,000
	10	Shared Dispositive Power 10,173,249
11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,196,249
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.46%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Eric E. Stoerr
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,000
	8	Shared Voting Power 0
	9	Sole Dispositive Power 22,000
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,000
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.00%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Halim Daniel 2012 Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC, OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 11,051,521
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,051,521
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,051,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.58%(1)
14	Type of Reporting Person (See Instructions) OO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Halim Daniel
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Lebanon
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 200,000
	8	Shared Voting Power 11,051,521
	9	Sole Dispositive Power 200,000
	10	Shared Dispositive Power 11,051,521
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,251,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.61%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Michael Wheaton
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 11,051,521
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,051,521
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,051,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 1.58%(1)
14	Type of Reporting Person (See Instructions) IN

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Uniteg Holding SA
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Switzerland
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 600,000
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 600,000
11	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.09%(1)
14	Type of Reporting Person (See Instructions) CO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

1	Names of Reporting Persons Crest Switzerland LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 600,000
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 600,000
11	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 0.09%(1)
14	Type of Reporting Person (See Instructions) CO

(1)	Based on the Issuer’s Definitive Proxy Statement on Schedule 14A filed on April 23, 2013, there were 699,171,925 shares of Class A common stock outstanding as of April 2, 2013.

This Amendment No. 10 (this “Amendment”) amends and supplements the Statement on Schedule 13D (the “Schedule 13D”) of Crest Financial Limited (“CFL”), Crest Investment Company (“CIC”), the Jamal and Rania Daniel Revocable Trust (the “Jamal and Rania Daniel Trust”), Mr. Jamal Daniel, Mrs. Rania Daniel, DTN LNG, LLC (“DTN LNG”), DTN Investments, LLC (“DTN Investments”), the Daria Daniel 2003 Trust (the “Daria Daniel Trust”), the Thalia Daniel 2003 Trust (the “Thalia Daniel Trust”), the Naia Daniel 2003 Trust (the “Naia Daniel Trust”), Mr. John M. Howland, Mr. Eric E. Stoerr, the Halim Daniel 2012 Trust (the “Halim Daniel Trust”), Mr. Michael Wheaton, solely in his capacity as trustee of the Halim Daniel Trust, Mr. Halim Daniel, Uniteg Holding SA (“Uniteg”) and Crest Switzerland, LLC (“Crest Switzerland” and, together with CFL, CIC, the Jamal and Rania Daniel Trust, Mr. Jamal Daniel, Mrs. Daniel, DTN LNG, DTN Investments, the Daria Daniel Trust, the Thalia Daniel Trust, the Naia Daniel Trust, Mr. Howland, Mr. Stoerr, the Halim Daniel Trust, Mr. Wheaton, solely in his capacity as trustee of the Halim Daniel Trust, Mr. Halim Daniel, Uniteg and Crest Switzerland, the “Reporting Persons”) that was filed in respect of Clearwire Corporation (the “Issuer”) on June 1, 2012 and amended by Amendment No. 1 filed on November 7, 2012 (“Amendment No. 1”), Amendment No. 2 filed on December 18, 2012 (“Amendment No. 2”), Amendment No. 3 filed on March 13, 2013 (“Amendment No. 3”), Amendment No. 4 filed on March 20, 2013 (“Amendment No. 4”), Amendment No. 5 filed on April 4, 2013 (“Amendment No. 5”), Amendment No. 6 filed on April 9, 2013 (“Amendment No. 6”), Amendment No. 7 filed on April 11, 2013 (“Amendment No. 7”), Amendment No. 8 filed on April 23, 2013 (“Amendment No. 8”) and Amendment No. 9 filed on April 25, 2013.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following paragraphs after the first paragraph thereof:

On May 3, 2013, CFL and CIC (collectively, the “Participants”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying proxy card relating to Participants’ intention to solicit proxies from the stockholders of the Issuer in connection with a special meeting of such stockholders to be held to vote upon the proposed transaction between the Issuer and Sprint-Nextel Corporation. On May 6, 2013, CFL issued a press release relating to the filing of the definitive proxy statement, a copy of which is attached hereto as Exhibit 2 and is incorporated herein by reference. The definitive proxy statement, which includes a cover letter (the “Letter to Stockholders”), and accompanying proxy card were mailed to the stockholders of the Issuer on or about May 6, 2013. A copy of the Letter to Stockholders is attached hereto as Exhibit 3 and is incorporated herein by reference.

Item 4 of the Schedule 13D is hereby amended and supplemented by replacing the thirteenth paragraph thereof (counting the above paragraph) with the following paragraph:

The definitive proxy statement was mailed to the stockholders of the Issuer on or about May 6, 2013. SECURITYHOLDERS OF THE ISSUER ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, THE ISSUER AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

Other than Asset Purchase Agreement as described in Item 3 hereof (which has been fully performed by the parties thereto in 2004), the Joint Filing Agreement attached to Amendment hereto as Exhibit 1, the Press Release attached hereto as Exhibit 2, the Letter to Stockholders attached hereto as Exhibit 3, the Power of Attorney for the Daria Daniel Trust attached hereto as Exhibit 4, the Power of Attorney for the Thalia Daniel Trust attached hereto as Exhibit 5, the Power of Attorney for the Naia Daniel Trust attached hereto as Exhibit 6, the Power of Attorney for John M. Howland attached hereto as Exhibit 7, the Press Release attached to Amendment No. 9 as Exhibit 2, the Power of Attorney for the Jamal and Rania Daniel Trust attached to Amendment No. 9 as Exhibit 3, the Power of Attorney for Jamal Daniel attached to Amendment No. 9 as Exhibit 4, the Power of Attorney for Rania Daniel attached to Amendment No. 9 as Exhibit 5, the Power of Attorney for Eric E. Stoerr attached to Amendment No. 9 as Exhibit 6, the Power of Attorney for the Halim Daniel Trust attached to Amendment No. 9 as Exhibit 7, the Power of Attorney for Halim Daniel attached to Amendment No. 9 as Exhibit 8, the Power of Attorney for Michael Wheaton attached to Amendment No. 9 as Exhibit 9, the Power of Attorney for Uniteg attached to Amendment No. 9 as Exhibit 10, the Board Letter attached to Amendment No. 8 as Exhibit 2, the April 23 Press Release attached to Amendment No. 8 as Exhibit 3, the April 22 Press Release attached to Amendment No. 8 as Exhibit 4, the FCC Letter attached to Amendment No. 8 as Exhibit 5, the Press Release attached to Amendment No. 7 as Exhibit 2, the Press Release attached to Amendment No. 6 as Exhibit 2, the FCC Letter attached to Amendment No. 6 as Exhibit 3, the Letter to the Board attached to Amendment No. 5 as Exhibit 2, the April 3 Press Release attached to Amendment No. 5 as Exhibit 3, the Demand Letter attached to Amendment No. 4 as Exhibit 2, the March 20 Press Release attached to Amendment No. 4 as Exhibit 3, the March 12 Press Release attached to Amendment No. 3 as Exhibit 2, the FCC Letter attached to Amendment No. 3 as Exhibit 3, the Press Release attached to Amendment No. 2 as Exhibit 2, the Stockholder Letter attached to Amendment No. 1 as Exhibit 2 and the Press Release attached to Amendment No. 1 as Exhibit 3, neither the Reporting Persons nor, to the best of the Reporting Persons’ knowledge, any person named on Schedule A hereto, has any contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.	Material to be Filed as Exhibits.

The following documents are filed as exhibits:

Exhibit Number	Exhibit Name

Exhibit 1	Joint Filing Agreement dated as of May 7, 2013, among Crest Financial Limited, Crest Investment Company, the Jamal and Rania Daniel Revocable Trust, Mr. Jamal Daniel, Mrs. Rania Daniel, DTN LNG, LLC, DTN Investments, LLC, the Daria Daniel 2003 Trust, the Thalia Daniel 2003 Trust, the Naia Daniel 2003 Trust, Mr. John M. Howland, Mr. Eric E. Stoerr, the Halim Daniel 2012 Trust, Mr. Michael Wheaton, solely in his capacity as trustee of the Halim Daniel 2012 Trust, Mr. Halim Daniel, Uniteg Holding SA and Crest Switzerland, LLC

Exhibit 2	Press Release by Crest Financial Limited dated as of May 6, 2013

Exhibit 3	Letter by Crest Financial Limited to the stockholders of Clearwire Corporation mailed on or about May 6, 2013

Exhibit 4	Power of Attorney for the Daria Daniel 2003 Trust dated as of April 26, 2013

Exhibit 5	Power of Attorney for the Thalia Daniel 2003 Trust dated as of April 26, 2013

Exhibit 6	Power of Attorney for the Naia Daniel 2003 Trust dated as of April 26, 2013

Exhibit 7	Power of Attorney for John M. Howland dated as of April 26, 2013

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 7, 2013

CREST FINANCIAL LIMITED

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Executive Vice President, Secretary and Treasurer

CREST INVESTMENT COMPANY

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Executive Vice President, CFO and Treasurer

JAMAL AND RANIA DANIEL REVOCABLE TRUST

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

JAMAL DANIEL

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

RANIA DANIEL

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

DTN LNG, LLC

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Manager, President, Secretary and Treasurer

DTN INVESTMENTS, LLC

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Manager, President, Secretary and Treasurer

DARIA DANIEL 2003 TRUST

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

THALIA DANIEL 2003 TRUST

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

NAIA DANIEL 2003 TRUST

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

JOHN M. HOWLAND

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

ERIC E. STOERR

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

HALIM DANIEL 2012 TRUST

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

HALIM DANIEL

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

MICHAEL WHEATON

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

UNITEG HOLDING SA

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Attorney-in-fact

CREST SWITZERLAND LLC

by	/s/ Pamela E. Powers
Name: Pamela E. Powers
Title: Manager

EXHIBIT INDEX

Exhibit Number	Exhibit Name

Exhibit 1	Joint Filing Agreement dated as of May 7, 2013, among Crest Financial Limited, Crest Investment Company, the Jamal and Rania Daniel Revocable Trust, Mr. Jamal Daniel, Mrs. Rania Daniel, DTN LNG, LLC, DTN Investments, LLC, the Daria Daniel 2003 Trust, the Thalia Daniel 2003 Trust, the Naia Daniel 2003 Trust, Mr. John M. Howland, Mr. Eric E. Stoerr, the Halim Daniel 2012 Trust, Mr. Michael Wheaton, solely in his capacity as trustee of the Halim Daniel 2012 Trust, Mr. Halim Daniel, Uniteg Holding SA and Crest Switzerland, LLC

Exhibit 2	Press Release by Crest Financial Limited dated as of May 6, 2013

Exhibit 3	Letter by Crest Financial Limited to the stockholders of Clearwire Corporation mailed on or about May 6, 2013

Exhibit 4	Power of Attorney for the Daria Daniel 2003 Trust dated as of April 26, 2013

Exhibit 5	Power of Attorney for the Thalia Daniel 2003 Trust dated as of April 26, 2013

Exhibit 6	Power of Attorney for the Naia Daniel 2003 Trust dated as of April 26, 2013

Exhibit 7	Power of Attorney for John M. Howland dated as of April 26, 2013